UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 5, 2009

TomoTherapy Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	001-33452	39-1914727
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1240 Deming Way, Madison, Wisconsin		53717
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-824-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2009, upon the recommendation of the Compensation Committee, the Board of Directors of TomoTherapy Incorporated (the "Company") approved the termination of the Company’s Deferred Compensation Plan (the "Plan") effective February 13, 2009, due to low participation. As of February 13, 2009, all three participants in the Plan, none of whom are executive officers, together will have held an aggregate of approximately $240,674 including interest, in account balances in the Plan.

The Plan was adopted on December 6, 2007 for certain highly compensated employees and a select group of management to participate beginning January 1, 2008. Under the Deferred Compensation Plan, eligible participants were permitted to defer the receipt of up to 50% of base salary and up to 100% of a bonus in any calendar year. The Plan did not provide supplemental pension credits to any participant, nor did it include any provision for matching contributions for participants. Compensation deferred under the Plan generally is distributable in lump sum or specified installments upon separation from service with the Company as defined in the Plan. Amounts deferred under the Plan earned interest at the rate of 7.5% in 2008 and, in 2009, at a rate based on an average of the quarterly prime rate in 2008.

As a result of the termination of the Deferred Compensation Plan, the Company will make lump sum disbursements to participants on February 13, 2009, which will not be subject to any penalties, but will be fully taxable to participants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TomoTherapy Incorporated

February 10, 2009	By:	/s/ Stephen C. Hathaway

Name: Stephen C. Hathaway
Title: Chief Financial Officer